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                                                                      Exhibit 11


                    THE LIBERTY CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED EARNINGS PER SHARE COMPUTATION
                                  (Unaudited)

                                                         Three Months Ended               Six Months Ended
                                                               June 30                        June 30
                                                     --------------------------     ---------------------------
                                                         1994           1993            1994            1993
                                                     -----------    -----------     -----------     -----------
PRIMARY SHARES
- - - --------------

  Common Shares Outstanding - End of Period           19,796,207     19,358,336      19,796,207      19,358,336
                                                     ===========    ===========     ===========     ===========
  Weighted Average Common Shares                      19,734,355     19,270,008      19,628,092      19,227,404

  Common Stock Options Outstanding During
    Period (Weighted Average)                             93,967        188,721          90,819         187,179
                                                     -----------    -----------     -----------     -----------
      Total Primary Shares                            19,828,322     19,458,729      19,718,911      19,414,583
                                                     ===========    ===========     ===========     ===========
Fully Diluted Shares
- - - --------------------

  Weighted Average Common Shares                      19,734,355     19,270,008      19,628,092      19,227,404
  Common Stock Options Outstanding During                103,755        176,913          95,797         190,761
    Period (Weighted Average)
  Weighted Average Redeemable
    Preferred Shares*                                  1,266,863            ---         753,163             ---
                                                     -----------    -----------      ----------      ----------
    Total Fully Diluted Shares                        21,104,973     19,446,921      20,477,052      19,418,165
                                                     ===========    ===========      ==========      ==========
NET INCOME
- - - ----------
  Earnings                                           $14,600,000    $13,281,000     $25,173,000     $15,355,000
                                                     ===========    ===========     ===========     ===========
  Primary Earnings per Common Share                  $       .70    $       .68     $      1.24     $       .79
  (Earnings/Total Primary Shares)                    ===========    ===========     ===========     ===========

  Fully Diluted Earnings per Common                  $       .69    $       .68     $      1.23     $       .79
    Share (Earnings/Total Fully Diluted              ===========    ===========     ===========     ===========
     Shares)




*The preferred stock 1994-A and 1994-B series is not considered a common stock equivalent for purposes of the primary earnings per share computation.





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